Exhibit 99.1

             ARIAD Reports First Quarter 2007 Results and
              Provides Update on Corporate Developments

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 8, 2007--ARIAD
Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced financial results for the quarter ended March 31, 2007 and provided an update on corporate developments.

    "We are rapidly approaching achievement of three of our key objectives towards becoming a fully integrated oncology company. First, we expect to execute a partnership agreement with a major pharmaceutical company this quarter to help develop and commercialize our lead product candidate - the mTOR inhibitor, AP23573 - in a broad range of cancers. Second, we plan to initiate patient enrollment next quarter in our Phase 3 pivotal trial of oral AP23573 in metastatic sarcoma. Lastly, we are on track to file an investigational new drug application in the second half of this year for our next product candidate - the multi-targeted kinase inhibitor, AP24534 - initially for use in patients with drug-resistant chronic myeloid leukemia," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

    Financial Highlights

    For the quarter ended March 31, 2007, the Company reported a net loss of $15.0 million, or $0.23 per share, as compared to a net loss of $15.4 million, or $0.25 per share, for the quarter ended March 31, 2006. The decrease in net loss for the quarter is due primarily to lower manufacturing and clinical-trial costs related to the Company's lead cancer product candidate, AP23573, and lower costs related to the NF-(kappa)B patent infringement litigation, offset in part by higher costs resulting from preclinical, manufacturing and toxicology studies related to the Company's second product candidate, AP24534. Cash used in operations for the quarter ended March 31, 2007 was $12.6 million.

    The Company ended the first quarter 2007 with $39.1 million in cash, cash equivalents, and marketable securities, compared with $39.8 million at the end of 2006.

    Corporate and Development Highlights

    The Company has made substantial progress this year on multiple fronts, including:

    Novel mTOR Inhibitor - AP23573

    -- Phase 3 Pivotal Trial in Sarcomas. Based on feedback from the U.S. Food and Drug Administration, ARIAD plans to launch its randomized Phase 3 trial of oral AP23573 in metastatic sarcoma patients following a favorable response to chemotherapy; overall survival will be the primary endpoint and progression-free survival will be a key secondary endpoint. The Company expects to initiate patient enrollment in the third quarter of 2007.

    -- Investor Day Featuring Leading Sarcoma Experts. In February, ARIAD hosted its first-ever Investor & Analyst Day, at which it provided a detailed update on the status of AP23573. ARIAD management was joined by a panel of leading sarcoma experts to discuss their clinical experience with AP23573, an overview of the Phase 3 trial, current treatment paradigms in sarcomas and the significant unmet medical need in both adult and pediatric populations.

    -- Commercial Update. As part of its Investor & Analyst Day, ARIAD management discussed the $48 billion global oncology market and the expected drivers of market growth - namely targeted therapeutics, such as AP23573. The Company outlined its market entry and market expansion strategies for AP23573, including potential estimated peak U.S. revenues of $300 million for AP23573 in sarcomas and potential total peak revenues for AP23573 in the U.S. of over $1 billion assuming successful development and approval of AP23573 in multiple indications.

    -- Partnering Update. ARIAD is completing negotiation of the definitive agreements for its collaboration with a major pharmaceutical company to help develop and commercialize AP23573 in a broad range of oncology indications. The Company expects to execute the agreements with the partner in the second quarter of 2007.

    Novel Bcr-Abl Inhibitor for Drug-Resistant CML - AP24534

    -- Investor Day Update on AP24534. The Company provided an overview of its next oncology product candidate - the multi-targeted kinase inhibitor, AP24534, which was designed to treat drug-resistant chronic myeloid leukemia (CML). AP24534 has demonstrated broad activity against the common mutant forms of Bcr-Abl including the T315I mutant, as well as the un-mutated form of this oncogenic enzyme. The Company highlighted results of studies from well-established animal models showing dose-dependant tumor shrinkage and increased survival due to oral AP24534. ARIAD plans to file an investigational new drug application for AP24534 in the second half of 2007. Initial clinical trials of AP24534 are being planned for patients with drug-resistant CML.

    Corporate Activities

    -- ARGENT(TM) License Agreement. The Company entered into a non-exclusive, royalty-bearing license agreement to its ARGENT cell-signaling regulation technology with CellNexus, LLC to develop and commercialize new cancer therapies. The initial CellNexus product candidate is a novel cell therapy to prevent and treat anemia in cancer patients, while potentially eliminating stimulation of tumor growth and angiogenesis that may be caused by recombinant forms of erythropoietin.

    -- NF-(kappa)B. The Company and its co-plaintiffs filed an action against Amgen Inc. and certain affiliated entities (Amgen) and Wyeth alleging infringement of ARIAD's pioneering U.S. patent covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. The claim was filed in response to a lawsuit filed by Amgen against ARIAD in the United States District Court for the District of Delaware in April 2006 seeking declaratory judgment that the claims of U.S. Patent No. 6,410,516 are invalid and that Amgen has not infringed any of the claims of the patent based on activities related to Enbrel(R) (etanercept) and Kineret(R) (anakinra).

    -- Financing. The Company entered into a common stock purchase agreement with Azimuth Opportunity, Ltd., which provides for the sale and issuance of up to $50 million in equity financing by ARIAD to Azimuth from time to time, in ARIAD's discretion. In the first quarter 2007, Azimuth purchased 3,072,393 shares of common stock from ARIAD at an aggregate purchase price of $12.5 million, or net proceeds of approximately $12.3 million after deducting expenses.

    Upcoming Medical Meetings

    Clinical data on AP23573 will be presented at the following meeting:

    --  American Society of Clinical Oncology Annual Meeting, Chicago,
        Illinois,

    June 1 to 5, 2007.

    Upcoming Investor Meetings

    ARIAD management will present updated overviews of the Company's progress and plans at several investor conferences:

    --  BIO 2007 International Convention, Boston, Massachusetts, May
        9, 2007.

    -- Bank of America 2007 Healthcare Conference, Las Vegas, Nevada, May 31, 2007.

    --  Bear Stearns Boston Biotech Confab, Boston, Massachusetts,
        June 7, 2007.

    --  Needham & Company Sixth Annual Biotechnology and Medical
        Technology Conference, New York, New York, June 13 to 14,
        2007.

    Today's Conference Call Reminder

    ARIAD will hold a live webcast of its quarterly conference call today at 8:00 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can be accessed by dialing 1-800-561-2731 (domestic) or 617-614-3528 (international) five minutes prior to the start time and providing the passcode 95004873. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements, including our plans to execute a partnership for AP23573 in the second quarter of 2007, initiate enrollment in a Phase 3 clinical trial of AP23573 in metastatic sarcoma in the third quarter of 2007 and file an IND with the FDA for AP24534 in the second half of 2007, are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully enroll and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings and reexamination proceedings in the U.S. Patent and Trademark Office concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.



             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and                   Three Months Ended
per share data                                       March 31,
                                              ------------------------
                                                 2007        2006
                                              ----------- ------------
                                                    (Unaudited)

Total revenue                                $       190  $       229
                                              -----------  -----------

Operating expenses:
         Research and development                 11,023       11,674
         General and administrative                4,403        4,456
                                              -----------  -----------
                Total operating expenses          15,426       16,130
                                              -----------  -----------
Other income, net                                    285          543
                                              -----------  -----------
Net loss                                     $   (14,951) $   (15,358)
                                              ===========  ===========

Net loss per share                           $      (.23) $      (.25)
                                              ===========  ===========

Weighted average number of
shares of common stock outstanding            65,625,902   61,728,913





           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands                                  March 31,   December 31,
                                                 2007         2006
                                             -----------  ------------
                                             (Unaudited)
Cash, cash equivalents and marketable
 securities                                 $    39,074  $     39,804
Total assets                                $    50,595  $     51,043
Total liabilities                           $    21,452  $     20,781
Stockholders' equity                        $    29,143  $     30,262

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward Fitzgerald, 617-621-2345
             or
             Pure Communications
             Andrea L. Johnston, 910-616-5858